SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                             December 18, 1997

                           ROYAL OAK MINES INC.
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          (Exact name of registrant as specified in its charter)

                       Commission File Number 1-4350

ONTARIO, CANADA                           98-0160821
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(State or other jurisdiction of           (I.R.S. Employer Identification
incorporation or organization)            No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                     98033
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(Address of principal executive offices)   (Postal/Zip Code)

(425) 822-8992
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Registrant's telephone number, including
area code


Item 5.   Other Events

     On December 18, 1997, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]

                    FOR  IMMEDIATE  RELEASE  FROM  KIRKLAND

                               December 18, 1997

           Royal Oak Commits to Balance of Funding for Kemess Project

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today that it executed commitment letters with a group of institutions who have committed to purchase US$45 million of Senior Secured Notes to be issued by the Company. The purchase of these notes is conditional, amongst other things, to satisfactory documentation and completion of due diligence. The transaction is expected to close before the end of the year.

The funds from the closing of this transaction will be used to complete the Company's Kemess project and provide sufficient working capital for the start-up of the project as well as continued debt service.

Construction of the Kemess gold-copper mine, mill and associated infrastructure facilities is approximately 82% complete. Approximately C$422 million of the capital cost of C$430 million has been committed to purchase orders for equipment and construction contracts. The Company has already received C$130 million from the government of British Columbia, which is current in its payments.

Average annual production at Kemess over the 16-year mine life is forecast at approximately 250,000 ounces of gold at an estimated cash cost in current dollars of US$79 per ounce after copper credits at US$1.00 per pound.


For further information, contact:       or in Europe contact:

Mr. J. Graham Eacott                    Mr. David Williamson
or Mr. Nick Volk                        David Williamson Associates
Royal Oak Mines                         International Investor Relations
5501 Lakeview Drive                     15 St. Helen's Place, 3rd Floor
Kirkland, WA 98033-7314                 London, England  EC3A 6DE
Telephone:     (425) 822-8992           Telephone:      011-44-171-628-3989
Facsimile:     (425) 822-3552           Facsimile:      011-44-171-920-0563

Internet site: http://www.royal-oak-mines.com

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            ROYAL OAK MINES INC.


Date:     December 18, 1997                 By: /s/ James H. Wood
                                            -----------------------
                                            James H. Wood
                                            Chief Financial Officer